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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated July 17, 1996, which appears on page 21 of the 1996 Annual Report to Stockholders of Raychem Corporation, which is incorporated by reference in Raychem Corporation's Annual Report on Form 10-K for the year ended June 30, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 14 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus.

Price Waterhouse LLP
San Jose, California
July 16, 1997